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                                                                    EXHIBIT 99.2


[Graphic Omitted]                                              [Graphic Omitted]



FOR IMMEDIATE RELEASE
---------------------

                    DIC ENTERTAINMENT TO ACQUIRE GOLDEN BOOKS

     Burbank, CA and New York, June 4, 2001 - DIC Entertainment Holdings, Inc. and Golden Books Family Entertainment, Inc. today announced that they have entered into an agreement whereby DIC will purchase substantially all of the assets of Golden Books. The approximate value of the transaction is $170 million. The company will be privately held.

     Under the terms of the agreement, Golden Books and its domestic subsidiaries will file a Chapter 11 bankruptcy petition and seek approval of the sale to DIC Entertainment under Section 363 of the bankruptcy code. Golden Books' operations will continue as usual during the court and sale process, which is expected to take approximately 60 days.

     DIC Entertainment will integrate the Golden Books library of more than 500,000 titles, including an extensive comic book collection, 3,000 movies, television series and specials and cartoons into its existing library of over 2,500 episodes. Golden Books' leading brands include Lassie, Underdog, Pat the Bunny, the Poky Little Puppy and a variety of seasonal franchises, including Frosty the Snowman, Rudolph the Red-Nosed Reindeer and the Little Drummer Boy. DIC will maintain Golden Books' worldwide distribution network with a retail presence in more than 100,000 stores.

     DIC Entertainment Chairman and CEO Andy Heyward said, "We believe the business combination when implemented will further extend our library of valuable branded characters as well as provide additional opportunities to leverage the powerful Golden Books brand and enormous collection of wonderful characters, publications and programs that families have cherished for nearly 60 years."

     Richard E. Snyder, Chairman and Chief Executive Officer of Golden Books Family Entertainment, said, "This partnership launches a new era of greatly expanded reach and impact for Golden Books' publications and programming. Combining the expertise of Andy Heyward and his team, new capital to invest in our programming and products, the trust that generations of families continue to have in Golden Books and the improvements to our franchise made in recent years will enable us to capitalize on the tremendous growth opportunities before us."

     DIC Entertainment was purchased in November 2000 by Andy Heyward in partnership with Bain Capital, LLC. DIC Entertainment is a leading children's entertainment company focused on developing, producing, distributing, and merchandising children's animated programming worldwide. Since its founding in 1983, DIC has produced over 100 series and 3,000 episodes, averaging over 145 new half-hour episodes per year for the last ten years. With approximately 2,500 episodes, DIC's catalog is one of the largest and most valuable libraries of children's animation television programming in the entertainment industry, boasting beloved evergreen brands such as Inspector Gadget, Madeline, Sailor Moon, Sabrina the Teenage Witch, Where on Earth is Carmen Sandiego?, Action Man, Sonic



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the Hedgehog, and Super Mario Bros. DIC's programs are watched by approximately
25 million kids in the US each week.

     Joe Pretlow, a Managing Director of Bain Capital said, "We are looking forward to the successful integration of Golden Books with DIC and are excited to play a part in the restructuring and turnaround necessary to accomplish that goal. We will continue to acquire other branded children's assets that fit our strategic goals both domestically and internationally."

     Bain Capital is a global investment firm managing several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with over $12 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-ons in over 225 companies, in a variety of industries, including technology and communications, media and entertainment, healthcare, consumer goods and industrial products. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, San Francisco and London.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Golden Books believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that the transaction contemplated by the purchase agreement described above will be consummated. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Golden Books' Securities and Exchange Commission filings, including but not limited to the Form 8-K filed on the date of this press release.

                                      # # #



CONTACT:  Golden Books Family Entertainment, Inc.
          Philip Galanes, 212/547-4466
          or
          DIC Entertainment Holding Inc.
          Kathi Sharpe-Ross, 818/955-5430
          or
          Bain Capital, LLC
          Stanton Crenshaw Communications
          Joe LoBello, 212/780-1900